EXHIBIT 10.6

Loan Agreement
(English Translation)

Borrower:	Pinglu County Changhong Ferroalloy Co., Ltd.
Legal Representative:	Beicang Hou
Address:	6 residents group, Shangling Village, Development Zone

Lender (Pledgee):	Shanxi Bestlink Management Consulting Co., Ltd.
Legal Representative:	Beicang Hou
Address:	8/F, Beicang Building, Jianshe North Road No76, Taiyuan, Shanxi Province, PRC

Guarantor (Pledgor):	All of the shareholders of the Borrower, being Beicang Hou, Yaoting Ren and Zengguan Li
Address:	12/F, Beicang Building, Jianshe North Road No76, Taiyuan, Shanxi Province; PRC Liuxiang South Road No48,Taiyuan City, Shanxi Province, PRC

This agreement (“Agreement”) is entered into in Taiyuan on January 5, 2006 by the above parties (“Parties”) pursuant to all applicable laws and regulations and upon the mutual consent of the  Parties to adhere to the herein terms.

Terms of the Loan

Article 1 Use of Proceeds

Borrower shall use the proceeds of the loan in connection with the cash flow necessary for Borrower’s operations.

Article 2 Loan Amount

The amount of the loan is Renminbi Five Hundred Thousand (RMB 500,000) (“Loan”). Based on Borrower’s operations, Lender and Borrower may agree at any time to increase the amount of the Loan. Borrower hereby warrants that, without Lender’s written consent, Borrower may not borrow money or request loan guaranty from third parties, and may not incur additional debts.

Article 3 Term

The term of the Loan is from January 5, 2006 until December 31, 2025.

Article 4 Interest Rate; Late Payment Penalty

4.1 Interest Rate

The Loan shall be interest-free.

4.2 Late Payment Penalty

A daily late payment penalty shall be imposed on any amount of the Loan not repaid at the end of the Term, at the rate of 0.005% of the unpaid balance per day.

If Borrower fails to repay the entire Loan at the end of the Term, Lender may exercise its rights as Pledgee.

Article 5 Payment of Loan

Lender shall pay the proceeds of the Loan in installments, in the total sum of RMB 500,000 on or before the end of 2006.

Article 6 Repayment of Loan

Borrower shall repay the Loan in yearly installment payments.

Article 7 Early Repayments

Borrower may not make early repayments of the Loan without Lender’s written consent. In the event that Borrower is experiencing financial difficulties, Lender may demand for the immediate repayment of the Loan or, in the alternative, exercise its rights as Pledgee to recover the Loan amount.

Article 8 Borrower’s Rights and Obligations

8.1 Borrower shall complete all procedures to effectuate the pledge within 30 days.

8.2 At Lender’s request, Borrower shall provide Lender or its designee with all financial, operational and management information, which information Borrower warrants to be complete, current and accurate.

8.3 Borrower warrants to timely repay the Loan and interests, if any.

8.4 Lender or its designee may examine Borrower’s financial records.

8.5 Borrower shall notify Lender in writing within 7 days of the occurrence or likely occurrence of the following:

8.5.1 Any dispute between Pledgor and a third party

8.5.2 Any lawsuit, arbitration or administrative actions that affect or may affect Borrower’s ability to repay the Loan

8.5.3	Any other event that affect or may affect Borrower’s ability to repay the Loan

Article 9 Lender’s Rights and Obligations

9.1 Lender has the right to timely receive repayment of the Loan in full.

9.2 Lender has the right to examine and verify the legality of all documents and records provided by Borrower, including the use of the Loan proceeds.

9.3 Lender shall maintain the pledge certificate and all related documents.

Guaranty

Article 10. This Agreement is guaranteed by a pledge and a guaranty.

Article 11. Terms of the Pledge.

11.1 Pledgor hereby acknowledges that this Agreement is crucial to Lender’s allocation of its capital, and agrees that the Pledge be effectuated pursuant to Attachment 1, and further guarantees Borrower’s performance of the terms and conditions of this Agreement.

In the event of Borrower’s breach, and in addition to any other rights of Lender, Lender may enforce this Agreement against Pledgor to the extent of Pledgor’s guaranty, including the right to demand Pledgor to transfer all pledged shares to Lender or its designee based on the initial paid-in price of the register capital.

11.3 Pledgor shall provide Lender with all legally required documents effectuating the Pledge within 10 working days from the effective date of this Agreement.

11.4 The Pledge is separate and independent from all other terms of this Agreement.
If any clause of this Agreement is determined to be invalid or non-enforceable, Pledgor shall assume all liabilities to the extent of Pledgor’s guaranty. In the event that the Agreement between Lender and Borrower is deemed invalid, Pledgor shall assume all resulting liabilities of Lender.

11.5 At its own expense, Pledgor shall use its best effort and take all actions necessary to effectuate the Pledge and secure the rights of Lender as Pledgee.

Article 12 Guaranty of Guarantor

12.1 Extent of Guaranty and Guaranty Amount

Guarantor hereby guarantees all of the obligations of Borrower and/or Pledgor under this Agreement, including actual damages resulting from breach of said obligations, as well as all expenses incurred by Lender to enforce its rights (including without limitations fees legal, arbitration, travel, administrative, appraisal and auction fees and expenses).

12.2 Form of Guaranty

The Guranty is jointly made, and shall be in effect from the effective date of this Agreement until Borrower and/or Pledgor has satisfied all obligations under the Agreement, but in no event earlier than December 31, 2025.

12.3 Effectuating the Guaranty

Pursuant to the request of Lender and/or Pledgee, Guarantor shall assist Borrower and/or Pledgor to satisfy their obligations under the Agreement, and Guarantor shall waive its right of protest.

12.4 Exemption

Guarantor shall further guarantee such other changes to the Agreement agreed to between Lender and/or Pledgee on the one hand and Borrower and/or Pledgor on the other, to the extent that such changes may increase the obligations of Borrower and/or Pledgor.

12.5 Effectiveness of the Guaranty

This Guaranty is effective from the signing of or affixing seal to this Agreement by Guarantor’s representative and delivering same to Lender and/or Pledgee.

Breach

Article 13 Event of Breach

13.1 If Borrower obtains the Loan through false data or documentation

13.2 If Borrower fails to timely repay the Loan, interest or related fees

13.3 If Borrower uses the Loan proceeds for purposes other than as described in Article 1

13.4 If Borrower refuses or otherwise prevent Lender (including its authorized representative) from supervising and inspecting the Borrower’s use of the Loan proceeds

13.5 If other debts or liabilities of Borrower affect or may affect its ability to satisfy its obligations to Lender

13.6 If Borrower is in financial difficulties or is involved in litigation, arbitration or other legal proceedings, the occurrence of any one of which in Lender’s opinion affect or may affect Lender’s rights under the Agreement

13.7 If any part or all of the Guaranty is ineffective or terminated or is not effectuated, and Borrower fails to secure new guaranty at the request of Lender

13.8 If Borrower disposes its assets or contractual rights without Lender’s authorization, or if any other event occurs that affect Borrower’s ability to repay the Loan

Article 14 Remedies
On the occurrence of any Event of Breach, Lender shall be entitled to do any one of the following or combination thereof:

14.1 Declare the Loan due immediately and demand repayment of the Loan and all outstanding interests and related fees;

14.2 Exercise its rights under the Guaranty; and/or

14.3 Terminate its relationship with Borrower

General Provisions

Article 15 During the Term, Borrower’s obligation to make annual repayments of the Loan is irrespective of Borrower’s ability to complete its plans

Article 16 Dispute Resolution

The parties shall strive to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through consultation, either party may submit the dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with the rules of CIETAC. The decision of the CIETAC shall be final and binding upon all parties. During the period when a dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.

Article 17 Effective Date of this Agreement

This Agreement shall become effective on the date the representatives of all parties sign the Agreement.

Article 18 Notice

Notices pursuant to this Agreement shall be written in Chinese and shall be delivered or sent by mail, telegram or facsimile transmission to the address of the relevant party set forth below. A party shall provide written notice of any change in address or facsimile number within 10 days prior to the change.

Article 19 Four copies of this Agreement shall be made, one copy to each party, and each copy having the same force and effect.

[Remainder of Page Intentionally Blank]

[Signature Page]

Borrower:
Pinglu County Changhong Ferroalloy Co., Ltd.

/s/ Beicang Hou

Legal Representative:

Lender (Pledgee):
Shanxi Bestlink Management Consulting Co., Ltd.

/s/ Beicang Hou

Legal Representative:

Guarantor:

/s/ Beicang Hou

Beicang Hou

Guarantor:

/s/ Yaoting Ren

Yaoting Ren

Guarantor:

/s/ Zengguan Li

Zengguan Li